Exhibit 99.1

McKESSON ANNOUNCES RESULTS OF CELESIO OFFER

Voluntary Public Tender Offer Failed to Meet the Required 75 Percent Completion Condition

SAN FRANCISCO, January 13, 2014 – McKesson Corporation (NYSE:MCK), a leading North American healthcare services and information technology company, announced today that it was unsuccessful in reaching the 75% completion condition in its offer for the outstanding shares and convertible bonds of Celesio.

“While we are disappointed that we were not successful in completing our offers for Celesio, we have a track record of great performance, a strong balance sheet and demonstrated leadership and scale across our markets,” said John H. Hammergren, chairman and chief executive officer, McKesson Corporation. “We are well positioned and will continue to explore and evaluate opportunities to further strengthen our businesses through our disciplined approach to capital allocation.”

About McKesson Corporation

McKesson Corporation, currently ranked 14th on the FORTUNE 500, is a healthcare services and information technology company dedicated to making the business of healthcare run better. McKesson partners with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. McKesson helps its customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services. For more information, visit www.mckesson.com.

McKesson Corporation Contacts:

Investors and Financial Media:

Erin Lampert, +1 415-983-8391

Erin.Lampert@McKesson.com

General and Business Media:

Kris Fortner, +1 415-983-8352

Kris.Fortner@McKesson.com

THIS PRESS RELEASE IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

The offers will be subject to the full terms and conditions set out in the offer documents and, if applicable, the amendments.

Disclaimer

This press release is for information purposes only and does not constitute an invitation to make an offer to sell Celesio shares or bonds. This announcement does not constitute an offer to purchase Celesio shares or bonds and is not for the purposes of McKesson making any representations or entering into any other binding legal commitments.

The offers to purchase Celesio shares (“Takeover Offer”) and Convertible Bonds (“Tender Offers” and together with the Takeover Offer, the “Offers”) are solely made by the respective offer document and, if applicable, the amendment published by Dragonfly GmbH & Co. KG (“Dragonfly”), a wholly owned subsidiary of McKesson Corporation (“McKesson”), on 5 December 2013 and 9 January 2014 and are exclusively subject to such offer document’s and amendment’s terms and conditions. The terms and conditions contained in such offer document or amendment may differ from the general information described in this press release.

Investors, shareholders of Celesio and holders of Convertible Bonds are strongly advised to read the relevant documents regarding the Takeover Offer and the Tender Offers because they contain important information. Investors, shareholders of Celesio and holders of Convertible Bonds can obtain these documents at the website http://www.GlobalHealthcareLeader.com.

The Tender Offers are not subject to the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, (“WpÜG”)) and have not been reviewed by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin).

Shareholders of Celesio and holders of Convertible Bonds are strongly recommended to seek independent advice, where appropriate, in order to reach an informed decision in respect of the content of the offer documents and with regard to the Takeover Offer or the Tender Offers.

The Offers are issued exclusively under the laws of the Federal Republic of Germany, the Takeover Offer especially under the WpÜG and the Regulation on the Content of the Offer Document, Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Issue an Offer (“WpÜG Offer Regulation”), and certain applicable provisions of the securities law of the United States of America (“United States”). The Offers will not be executed according to the provisions of jurisdictions (including the jurisdictions of Australia and Japan) other than those of the Federal Republic of Germany and certain applicable provisions of securities law of the United States. Thus, no other announcements, registrations, admissions or approvals of the Offers outside the Federal Republic of Germany have not been and will not be filed, arranged for or granted. The shareholders of Celesio and holders of Convertible Bonds cannot rely on having recourse to provisions for the protection of investors in any jurisdiction other than such provisions of the Federal Republic of Germany. Any contract that will be concluded on the basis of the Offers will be exclusively governed by the laws of the Federal Republic of Germany and will to be interpreted in accordance with such laws.

Neither McKesson nor any persons acting in concert with McKesson within the meaning of Section 2 para 5 of the WpÜG have authorized the publication, sending, distribution, or dissemination of this press release or any other document associated with the Offers by third parties outside the Federal Republic of Germany, the United States and Canada. Neither McKesson nor persons acting in concert with McKesson within the meaning of Section 2 para. 5 of the WpÜG are in any way responsible for the compliance of the publication, sending, distribution, or dissemination of this press release or any other document associated with the Offers by a third party outside of the Federal Republic of Germany, the United States and Canada to any jurisdiction with legal provisions other than those of the Federal Republic of Germany, the United States and Canada.

The publication, sending, distribution or dissemination of this press release in certain jurisdictions other than the Federal Republic of Germany, the United States and Canada may be governed by laws of jurisdictions other than the Federal Republic of Germany, the United States and Canada in which the publication, sending, distribution or dissemination are subject to legal restrictions. Persons who are not resident in the Federal Republic of Germany, the United States and Canada or who are for other reasons subject to the laws of other jurisdictions should inform themselves of, and observe, those.

This press release is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction.

If you are a resident of the United States, please read the following:

The Offers will be made for the securities of a non-U.S. company and will be subject to the disclosure and procedural laws, standards and practices of jurisdictions other than the U.S., although are intended to be made in the United States in reliance on, and compliance with, Section 14(e) of the Exchange Act and Regulation 14E thereunder, as exempted thereunder by Rule 14d-1(c).

In accordance with the Offers, McKesson, Dragonfly, certain affiliated companies and the nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, Celesio Shares and Convertible Bonds outside the Offers also during the period in which the Offers remain open for acceptance. If such purchases or arrangements to purchase are made they will be made outside the United States and will comply with applicable law, including the Exchange Act.

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